Results of November 11, 2004 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees were elected, as follows:

	     Votes	Votes
	For	Withheld
Jameson A. Baxter                                   10,220,391
250,907
Charles B. Curtis                                      10,214,649
256,649
Myra R. Drucker                                      10,214,624
256,674
Charles E. Haldeman, Jr.                          10,214,064
257,234
John A. Hill
10,208,884              262,414
Ronald J. Jackson                                     10,213,523
257,775
Paul L. Joskow                                         10,210,999
260,299
Elizabeth T. Kennan                                10,211,523
259,775
John H. Mullin, III                                  10,209,713
261,585
Robert E. Patterson                                 10,214,046
257,252
George Putnam, III                                 10,212,976
258,322
A.J.C. Smith                                           10,179,227
292,071
W. Thomas Stephens                              10,219,322
251,976
Richard B. Worley                                  10,214,077
257,221



A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investments flexibility permitted by the Investment Company Act was approved as follows:

	        Votes	Votes		Abstentions
	  For	against

7,266,351                 510,398
2,694,549



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	against

7,274,700               484,957
2,711,641



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

	     Votes	Votes		Abstentions
	For	against

7,413,438              326,399
2,731,461





A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was adjourned*




All tabulations are rounded to the nearest whole number.


* Since sufficient votes in favor of this proposal were not received as of November 11, 2004, the shareholder meeting with respect to this proposal has been adjourned until no later than January 10, 2005 to permit further solicitation in the Trustees discretion.